Exhibit 99.1
                               ____________



                  COMMERCIAL BANKSHARES, INC. REPORTS
                        SECOND QUARTER EARNINGS

Miami-based Commercial Bankshares, Inc., (Nasdaq: CLBK), parent of Commercial Bank of Florida, today reported record second quarter 2005 earnings of $3.01 million, a 7% increase over second quarter 2004 earnings of $2.81 million. Diluted earnings per share were $.48 for the second quarter of 2005, as compared to $.45 for the same period in 2004. The second quarter 2005 earnings represent a 1.28% annualized return on average assets and a 15.65% annualized return on average equity.

Results for the six months ended June 30, 2005 showed earnings of $5.93 million, an 8% increase over earnings for the same six-month period in 2004 of $5.51 million. Diluted earnings per share were $.94 for the six months ending June 30, 2005, as compared to $.89 for the same period one year ago. Six month 2005 earnings represent a 1.30% annualized return on average assets and a 15.63% annualized return on average equity.

Total deposits increased 14%, closing the quarter at $806 million, as compared to $709 million one year ago. Total assets increased by 13% to $966 million, from $853 million as of June 30, 2004. Capital remains strong, with leverage capital, tier 1 risk-based capital and total risk-based capital ratios of 7.71%, 12.68% and 13.90%, respectively, at June 30, 2005.

"The second quarter results once again show outstanding internal growth in addition to strong profitability," said Joseph W. Armaly, Chairman and Chief Executive Officer. "It is our goal to maintain these positive trends."

The loan portfolio showed strong growth, closing the quarter with a net balance of $484 million. This is an increase of 12% from the second quarter 2004 closing balance of $434 million. The allowance for loan losses closed the quarter at $4.9 million, or 1.0% of total loans. There were no non-performing assets as of June 30, 2005.

Tax-equivalent net interest income for the second quarter of 2005 increased 8% to $8.6 million, from $8.0 million in the second quarter of 2004. The increase is the result of growth in average earning assets, which have increased 13% to $898 million for the second quarter of 2005 as compared to $796 million for the second quarter of 2004, partially offset by a lower net interest yield. The tax-equivalent net interest yield was 3.86% for the quarter ended June 30, 2005, compared to 4.03% for the same period in 2004. The decrease in yield is the result of increasing interest rates and the Bank's liabilities repricing more quickly than its assets. For the six months ended June 30, 2005, tax-equivalent net interest income increased 8% to $17 million from $15.7 million in the same six-month period one year ago, and the tax-equivalent net interest margin decreased to 3.92% from 4.06% one year ago.




                       COMMERCIAL BANKSHARES, INC.
                         Selected Financial Data
               (Dollars in thousands except share information)
                               (Unaudited)

                                  For the Quarter         For the Six Months
                                   Ended June 30,           Ended June 30,
                                  _______________         __________________

                                   2005       2004          2005       2004
                                   ____       ____          ____       ____
Financial Highlights:
Net income                        $3,013     $2,806       $ 5,926    $ 5,511
Net interest income               $8,346     $7,694       $16,436    $15,141
Net interest income (FTE) (1)     $8,629     $7,969       $17,000    $15,684
Earnings per common share:
  Basic	                          $  .50     $  .47       $   .99    $   .93
  Diluted                         $  .48     $  .45       $   .94    $   .89
Return on average assets           1.28%      1.34%         1.30%      1.35%
Return on average equity          15.65%     16.39%        15.63%     16.25%
Net interest yield (FTE)(1)        3.86%      4.03%         3.92%      4.06%
Non-interest income               $  635     $  719       $ 1,310    $ 1,433
Security gain/loss                     -          -             -          -
Non-interest expense              $4,289     $4,167       $ 8,628    $ 8,351
Provision for loan losses         $  120     $   66       $   140    $    24
Net charge-offs (recoveries)      $   (1)    $   (7)      $    (3)   $  (137)
Weighted average shares:
  Basic	                           5,977      5,923         5,964      5,901
  Diluted                          6,276      6,198         6,274      6,185

 (1) Calculated on a fully tax-equivalent basis.

                                    6/30/2005       6/30/2004
                                    _________       _________
Selected Balance Sheet Data:
Assets                               $966,034        $852,546
Loans, net                           $484,125        $433,885
Deposits                             $806,096        $708,693
Stockholders' equity                 $ 78,958        $ 69,400
Capital ratios:
   Leverage                              7.71%           7.76%
   Tier 1                               12.68%          12.62%
   Tier 2                               13.90%          13.97%
Book value per common share          $  13.19        $  11.70
Shares outstanding                      5,987           5,933

Asset Quality:
Allowance for loan losses            $  4,894        $  4,589
Non-performing assets                $      0        $      0
Allowance/total loans                    1.00%           1.04%
Allowance/non-performing assets           n/a             n/a
Non-performing assets/assets                0%              0%

Quarterly Averages:
   Earning assets                    $897,784        $796,032
   Loans                             $477,389        $436,038
   Deposits                          $790,183        $704,221
   Stockholders' equity              $ 77,235        $ 68,855

Commercial Bankshares, Inc. is the parent company of Commercial Bank of Florida, a state-chartered, FDIC-insured Federal Reserve member bank with $975 million in assets. The Bank operates 14 branches in Miami-Dade and Broward Counties, Florida. The Company's stock is traded on NASDAQ under the symbol CLBK. The Bank's web site is www.commercialbankfl.com

Statements contained in this release, which are not historical facts, may be considered forward-looking statements as defined in the Private Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include without limitation the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, changes in the interest rates, the effects of competition, and other factors that could cause actual results to differ materially as discussed further in documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact:	Barbara E. Reed, Senior Vice President and CFO
		Commercial Bankshares, Inc. (305) 267-1200